EXHIBIT 5

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

May 3, 2004

Board of Directors

i2 Technologies, Inc.

One i2 Place

11701 Luna Road

Dallas, Texas 75234

Re: i2 Technologies, Inc. – Registration Statement for Offering of an Aggregate of 4,591,331 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to i2 Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (a) an additional 250,000 shares of the Company’s common stock for issuance under the Company’s 1995 Stock Option/Stock Issuance Plan, as amended through July 18, 2003 (the “1995 Plan”), (b) an additional 3,473,065 shares of the Company’s common stock for issuance under the Company’s Employee Stock Purchase Plan, as amended through September 2, 2003 and (c) an additional 868,266 shares of the Company’s common stock for issuance under the Company’s International Employee Stock Purchase Plan, as amended through September 2, 2003 (collectively with the Employee Stock Purchase Plan, the “Purchase Plans”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the 1995 Plan and the Purchase Plans. Based on such review, we are of the opinion that, if, as and when the shares of the Company’s common stock are issued and sold (and the consideration therefor received) pursuant to (i) the provisions of stock option agreements duly authorized under the 1995 Plan and in accordance with the Registration Statement, or (ii) duly authorized direct stock issuances under the 1995 Plan effected in accordance with the Registration Statement, or (iii) duly authorized stock purchase rights issued under the Purchase Plans and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1995 Plan, the Purchase Plans, or the shares of the Company’s common stock issuable under such plans.

Very truly yours,

Morgan, Lewis & Bockius LLP